Exhibit 99.1

January 31, 2018

Earnings Report – December  31, 2017

Record Earnings and Record Assets

Dear Shareholders:

We are pleased to announce record earnings and record assets for your company.  Year-to-date net income was $10.7 million for the period ending December 31, 2017 compared to $8.6 million for the period ending December 31, 2016, reflecting an increase of 25.1%.  Year-to-date diluted earnings per share was $3.61 for the period ending December 31, 2017 compared to $2.87 for the same period last year, an increase of 25.8%.  Net income and diluted earnings per share were the highest in our history.

Total assets were $1.05 billion as of December 31, 2017 compared to $1.03 billion as of December 31, 2016, reflecting growth of 2.4%.  Total ending assets was at a record high.

The increase in year-to-date net income of $2.1 million from prior year was driven by the following factors:  an increase in net interest income of $1.5 million primarily due to higher securities balances, a decrease in provision for loan loss expense of $650 thousand due to declining loan balances and stable asset quality, along with an increase in other income of $1.7 million primarily due to a $1.2 million gain on the sale of a building located in Winchester, Kentucky.  These increases in income were partially offset by an increase in tax expense of $2.4 million due to higher income and the signing of the Tax Cuts and Jobs Act on December 22, 2017.  The new tax bill resulted in a deferred tax asset adjustment of approximately $460,000.   There was also an adjustment to the tax credit investment of approximately $200,000.  Both of those adjustments resulted in lower net income for 2017.  Going forward, the tax bill, as it is currently written, will reduce our effective tax rate starting in 2018.

We are pleased with the 2017 results and believe we are well positioned for 2018.  However, we recognize the banking industry continues to face challenges including heightened competition and enhanced supervisory oversight, as well as upward pressure on non-maturity interest rates.  This environment exerts downward pressure on revenues and upward pressure on costs.  In response to these challenges, we are pursuing opportunities for profitable growth, strategic expansion, and improved efficiency to accomplish what is in the long term best interest of our shareholders, customers, and employees.  Thank you for your continued support and we look forward to the new year.

/s/Louis Prichard
Louis Prichard
President, CEO

UNAUDITED

CONSOLIDATED BALANCE SHEET

(in thousands)

			Percentage
	12/31/2017	12/31/2016	Change

Assets
Cash & Due From Banks	$38,851	$42,052	(7.6)%
Interest Bearing Time Deposits	1,830	5,029	(63.6)
Securities	318,177	273,770	16.2
Trading Assets	—	5,592	(100.0)
Loans Held for Sale	1,231	724	70.0
Loans	648,535	656,007	(1.1)
Reserve for Loan Losses	7,720	7,541	2.4
Net Loans	640,815	648,466	(1.2)
Federal Funds Sold	321	1,198	(73.2)
Other Assets	51,968	51,616	0.7
Total Assets	$1,053,193	$1,028,447	2.4%

Liabilities & Stockholders' Equity
Deposits
Demand	$230,241	$219,556	4.9%
Savings & Interest Checking	391,961	382,020	2.6
Certificates of Deposit	193,071	201,405	(4.1)
Total Deposits	815,273	802,981	1.5
Repurchase Agreements	19,900	20,873	(4.7)
Other Borrowed Funds	109,270	103,807	5.3
Other Liabilities	8,421	7,814	7.8
Total Liabilities	952,864	935,475	1.9
Stockholders' Equity	100,329	92,972	7.9
Total Liabilities & Stockholders' Equity	$1,053,193	$1,028,447	2.4%

CONSOLIDATED INCOME STATEMENT

(in thousands)

	Years Ending			Three Months Ending
			Percentage			Percentage
	12/31/2017	12/31/2016	Change	12/31/2017	12/31/2016	Change
Interest Income	$38,659	$36,554	5.8%	$9,980	$9,164	8.9%
Interest Expense	5,014	4,426	13.3	1,298	1,096	18.4
Net Interest Income	33,645	32,128	4.7	8,682	8,068	7.6
Loan Loss Provision	500	1,150	(56.5)	(150)	375	(140.0)
Net Interest Income After Provision	33,145	30,978	7.0	8,832	7,693	14.8
Other Income	13,808	12,149	13.7	2,992	3,017	(0.8)
Other Expenses	33,073	33,785	(2.1)	8,003	8,232	(2.8)
Income Before Taxes	13,880	9,342	48.6	3,821	2,478	54.2
Income Taxes	3,163	773	309.2	1,243	193	544.0
Net Income	$10,717	$8,569	25.1%	$2,578	$2,285	12.8%
Net Change in Unrealized Gain (Loss) on Securities	123	(1,315)	(109.4)	(1,698)	(4,558)	(62.7)
Comprehensive Income (Loss)	$10,840	$7,254	49.4%	$880	$(2,273)	(138.7)%

Selected Ratios
Return on Average Assets	1.04%	0.86%		1.01%	0.91%
Return on Average Equity	10.93	9.10		10.24	9.60

Earnings Per Share	$3.61	$2.87		$0.87	$0.77
Earnings Per Share - assuming dilution	3.61	2.87		0.87	0.77
Cash Dividends Per Share	1.16	1.08		0.29	0.27
Book Value Per Share	33.76	31.27

Market Price	High	Low	Close
Fourth Quarter '17	$46.65	$41.70	$46.05
Third Quarter '17	$41.70	$39.40	$41.70